UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*

                                Blockbuster Inc.
                                (Name of Issuer)

                              Class A Common Stock
                              Class B Common Stock

                         (Title of Class of Securities)

                               Class A: 093679108
                               Class B: 093679207
                                 (CUSIP Number)

                               Marc Weitzen, Esq.
                                 General Counsel
                  Icahn Associates Corp. & affiliated companies
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4388

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                November 15, 2005
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME OF REPORTING PERSON
         High River Limited Partnership

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
         OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) /X/

6   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
         Class A 2,874,548 (see Item 3 and 5); Class B 772,320

8   SHARED VOTING POWER
         0

9   SOLE DISPOSITIVE POWER
         Class A 2,874,548 (see Item 3 and 5); Class B 772,320

10  SHARED DISPOSITIVE POWER
         0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         Class A 2,874,548 (see Item 3 and 5); Class B 772,320

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         //

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Class A 2.26% (see Item 3 and 5); Class B 1.07%

14  TYPE OF REPORTING PERSON*
         PN

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME OF REPORTING PERSON
         Icahn & Co., Inc.

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
         OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) /X/

6   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
         Class A 898,000 (see Item 3 and 5); Class B 340,906

8   SHARED VOTING POWER
         0

9   SOLE DISPOSITIVE POWER
         Class A 898,000 (see Item 3 and 5); Class B 340,906

10  SHARED DISPOSITIVE POWER
         0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         Class A 898,000 (see Item 3 and 5); Class B 340,906

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         //

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Class A 0.71% (see Item 3 and 5); Class B 0.47%

14  TYPE OF REPORTING PERSON*
         P

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME OF REPORTING PERSON
         Hopper Investments LLC

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
         OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) /X/

6   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
         0

8   SHARED VOTING POWER
         Class A 2,874,548 (see Item 3 and 5); Class B 772,320

9   SOLE DISPOSITIVE POWER
         0

10  SHARED DISPOSITIVE POWER
         Class A 2,874,548 (see Item 3 and 5); Class B 772,320

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         Class A 2,874,548 (see Item 3 and 5); Class B 772,320

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         //

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Class A 2.26% (see Item 3 and 5); Class B 1.07%

14  TYPE OF REPORTING PERSON*
         OO

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME OF REPORTING PERSON
         Barberry Corp.

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
         OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) /X/

6   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
         0

8   SHARED VOTING POWER
         Class A 3,772,548 (see Item 3 and 5); Class B 1,113,226

9   SOLE DISPOSITIVE POWER
         0

10  SHARED DISPOSITIVE POWER
         Class A 3,772,548 (see Item 3 and 5); Class B 1,113,226

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         Class A 3,772,548 (see Item 3 and 5); Class B 1,113,226

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         //

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Class A 2.97% (see Item 3 and 5); Class B 1.55%

14  TYPE OF REPORTING PERSON*
         CO

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME OF REPORTING PERSON
         Icahn Partners Master Fund L.P.

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
         OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) /X/

6   CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
         Class A 7,381,540 (see Item 3 and 5); Class B 1,932,985

8   SHARED VOTING POWER
         0

9   SOLE DISPOSITIVE POWER
         Class A 7,381,540 (see Item 3 and 5); Class B 1,932,985

10  SHARED DISPOSITIVE POWER
         0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         Class A 7,381,540 (see Item 3 and 5); Class B 1,932,985

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         //

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Class A 5.81% (see Item 3 and 5); Class B 2.68%

14  TYPE OF REPORTING PERSON*
         PN

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME OF REPORTING PERSON
         Icahn Offshore L.P.

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
         OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) /X/

6   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
         0

8   SHARED VOTING POWER
         Class A 7,381,540 (see Item 3 and 5); Class B 1,932,985

9   SOLE DISPOSITIVE POWER
         0

10  SHARED DISPOSITIVE POWER
         Class A 7,381,540 (see Item 3 and 5); Class B 1,932,985

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         Class A 7,381,540 (see Item 3 and 5); Class B 1,932,985

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         //
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Class A 5.81% (see Item 3 and 5); Class B 2.68%

14  TYPE OF REPORTING PERSON*
         PN

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME OF REPORTING PERSON
         CCI Offshore Corp.

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
         OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) /X/

6   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
         0

8   SHARED VOTING POWER
         Class A 7,381,540 (see Item 3 and 5); Class B 1,932,985

9   SOLE DISPOSITIVE POWER
         0

10  SHARED DISPOSITIVE POWER
         Class A 7,381,540 (see Item 3 and 5); Class B 1,932,985

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         Class A 7,381,540 (see Item 3 and 5); Class B 1,932,985

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         //

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Class A 5.81% (see Item 3 and 5); Class B 2.68%

14  TYPE OF REPORTING PERSON*
         OO

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1    NAME OF REPORTING PERSON
         Icahn Partners L.P.

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
         OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) /X/

6   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
         Class A 7,708,653 (see Item 3 and 5); Class B 2,519,920

8   SHARED VOTING POWER
         0

9   SOLE DISPOSITIVE POWER
         Class A 7,708,653 (see Item 3 and 5); Class B 2,519,920

10  SHARED DISPOSITIVE POWER
         0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         Class A 7,708,653 (see Item 3 and 5); Class B 2,519,920

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         //

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Class A 6.07% (see Item 3 and 5); Class B 3.50%

14  TYPE OF REPORTING PERSON*
         PN

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME OF REPORTING PERSON
         Icahn Onshore L.P.

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
         OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) /X/

6   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
         0

8   SHARED VOTING POWER
         Class A 7,708,653 (see Item 3 and 5); Class B 2,519,920

9   SOLE DISPOSITIVE POWER
         0

10  SHARED DISPOSITIVE POWER
         Class A 7,708,653 (see Item 3 and 5); Class B 2,519,920

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         Class A 7,708,653 (see Item 3 and 5); Class B 2,519,920

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         //
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Class A 6.07% (see Item 3 and 5); Class B 3.50%

14  TYPE OF REPORTING PERSON*
         PN

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME OF REPORTING PERSON
         CCI Onshore Corp.

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
         OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) /X/

6   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
         0

8   SHARED VOTING POWER
         Class A 7,708,653 (see Item 3 and 5); Class B 2,519,920

9   SOLE DISPOSITIVE POWER
         0

10  SHARED DISPOSITIVE POWER
         Class A 7,708,653 (see Item 3 and 5); Class B 2,519,920

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         Class A 7,708,653 (see Item 3 and 5); Class B 2,519,920

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         //

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Class A 6.07% (see Item 3 and 5); Class B 3.50%

14  TYPE OF REPORTING PERSON*
         OO

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME OF REPORTING PERSON
         Carl C. Icahn

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
         OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) /X/

6   CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
         Class A 3,445

8   SHARED VOTING POWER
         Class A 18,862,741 (see Item 3 and 5); Class B 5,566,131

9   SOLE DISPOSITIVE POWER
         Class A 3,445

10  SHARED DISPOSITIVE POWER
         Class A 18,862,741 (see Item 3 and 5); Class B 5,566,131

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         Class A 18,866,186 (see Item 3 and 5); Class B 5,566,131

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         //

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Class A 14.85% (see Item 3 and 5); Class B 7.73%

14  TYPE OF REPORTING PERSON*
         IN

                                  SCHEDULE 13D

Item 1.  Security and Issuer

     This Statement constitutes Amendment No. 7 to the Schedule 13D previously filed on December 14, 2004 and amended on February 17, 2005, April 7, 2005, April 8, 2005, April 19, 2005, April 28, 2005 and November 10, 2005. All
capitalized terms not otherwise defined shall have the meaning ascribed to such terms in the previously filed statement on Schedule 13D.

Item 3.  Source and Amount of Funds or Other Consideration

         Item 3 is hereby amended to add the following:

     On November 15, 2005, in a private offering, Registrants acquired 38,000 shares of 7 1/2% Series A Cumulative Convertible Perpetual Preferred Stock ("Preferred Shares") with a face amount of $1000 per each Preferred Share, which Preferred Shares are immediately convertible into Class A Common Stock at the conversion price of $5.15 per each share of Class A Common Stock, i.e. one Preferred Share may be converted into approximately 194.1748 shares of Class A Common Stock. Registrants paid $38,000,000 for 38,000 Preferred Shares.


Item 5.  Interest in Securities of the Issuer

     Item 5 is hereby amended to add the following:

     (a) As the close of business on November 16, 2005, Registrants may be deemed to beneficially own, in the aggregate, 18,866,186 Class A Shares (composed of 11,487,545 Class A Shares which the Registrants own and approximately additional 7,378,641 Class A Shares which the Registrants would hold if the approximately $38,000,000 of the face amount of the Preferred Shares held by the Registrants were fully converted into Class A Shares) and 5,566,131 Class B Shares, representing approximately 14.85% of the Issuer's outstanding Class A Shares and approximately 7.73% of the Issuer's outstanding Class B Shares (based upon 119,703,075 Class A Shares and 72,000,000 Class B Shares stated to be outstanding as of November 4, 2005 by the Issuer in the Issuer's
Schedule 10Q, filed with the  Securities and Exchange  Commission on November 8,
2005).

     (b) High River has sole voting power and sole dispositive power with regard to 2,874,548 Class A Shares and 772,320 Class B Shares. Each of Barberry, Hopper and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn & Co. has sole voting power and sole dispositive power with regard to 898,000 Class A Shares and 340,906 Class B Shares. Each of Barberry and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 7,381,540 Class A Shares and 1,932,985 Class B Shares. Each of Icahn Offshore, CCI Offshore and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 7,708,653 Class A Shares and 2,519,920 Class B Shares. Each of Icahn Onshore, CCI Onshore and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. References to the number of Class A Shares in this paragraph assume the conversion into the Conversion Shares (as defined in the chart below) by all of the applicable Registrants.

     Mr. Icahn has sole voting power and sole dispositive power with regard to 3,445 Class A Shares. Each of Registrants (other than Mr. Icahn) disclaims beneficial ownership of such Shares for all purposes.

As of the close of business on November 16, 2005, the Registrants have direct beneficial ownership of the Class A Shares as set forth in the following chart:


----------------------- --------------------- -------------------- --------------------- --------------------
Name of Registrant      Number  of  Class  A  Number  of  Class A  Aggregate  number of  Approximate
                        Shares      directly  Shares        which  Class    A    Shares  Percentage       of
                        held by Registrant    Registrant    would  Registrant        is  Outstanding   Class
                                              hold if  Registrant  deemed  to  directly  A  Shares  computed
                                              converts        its  beneficially own      in accordance  with
                                              Preferred    Shares                        rule 13d-3(d)(1))
                                              position       into
                                              Class   A    Shares
                                              (the    "Conversion
                                              Shares")
----------------------- --------------------- -------------------- --------------------- --------------------
High River                 1,398,820               1,475,728               2,874,548            2.26%
----------------------- --------------------- -------------------- --------------------- --------------------
Icahn & Co.                  898,000                 N/A                     898,000            0.71%
----------------------- --------------------- -------------------- --------------------- --------------------
Icahn Partners             5,111,371               2,597,282               7,708,653            6.07%
----------------------- --------------------- -------------------- --------------------- --------------------
Icahn Master               4,075,909               3,305,631               7,381,540            5.81%
----------------------- --------------------- -------------------- --------------------- --------------------
Carl C. Icahn                  3,445                 N/A                       3,445        Insignificant %
----------------------- --------------------- -------------------- --------------------- --------------------
TOTAL                     11,487,545               7,378,641              18,866,186           14.85%
----------------------- --------------------- -------------------- --------------------- --------------------



The percentages referred to in the Information Pages of this Schedule 13D and in the chart above represent the percentages on the fully diluted basis and assuming the conversion into the Conversion Shares by all of the applicable Registrants.

(c) There were no transactions effected in Shares within the past sixty days, other than as described in Item 3 above.

Item 6. Contracts, Arrangements, Understandings or Relationship with Respect to Securities of the Issuer

     Except as described herein, none of the Registrants has any contracts, arrangements, understandings or relationships (legal or otherwise) with any person with respect to any securities of the Issuer, including but not limited to the transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or losses, or the giving or withholding of proxies.

                                    SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 16, 2005


HOPPER INVESTMENTS LLC

By:  Barberry Corp.


     By:  /s/ Edward E. Mattner
          Name:  Edward E. Mattner
          Title: Authorized Signatory


BARBERRY CORP.

By:  /s/ Edward E. Mattner
     Name:  Edward E. Mattner
     Title: Authorized Signatory


HIGH RIVER LIMITED PARTNERSHIP

By:  Hopper Investments LLC, General Partner

     By:  Barberry Corp., member


         By:  /s/ Edward E. Mattner
              Name:  Edward E. Mattner
              Title: Authorized Signatory


ICAHN PARTNERS MASTER FUND L.P.

By:  /s/ Edward E. Mattner
     Name:  Edward E. Mattner
     Title: Authorized Signatory


       [Signature Page of Amendment #7 to Schedule 13D - Blockbuster Inc.]

ICAHN OFFSHORE L.P.

By:  /s/ Edward E. Mattner
     Name:   Edward E. Mattner
     Title:  Authorized Signatory


CCI OFFSHORE CORP.

By:  /s/ Edward E. Mattner
     Name:   Edward E. Mattner
     Title:  Authorized Signatory


ICAHN PARTNERS L.P.

By:  /s/ Edward E. Mattner
     Name:   Edward E. Mattner
     Title:  Authorized Signatory


ICAHN ONSHORE L.P.

By:  /s/ Edward E. Mattner
     Name:   Edward E. Mattner
     Title:  Authorized Signatory

CCI ONSHORE CORP.

By:  /s/ Edward E. Mattner
     Name:   Edward E. Mattner
     Title:  Authorized Signatory


ICAHN & CO., INC.

By:  /s/ Irene S. March
     Name:   Irene S. March
     Title:  Controller


/s/ Carl C. Icahn
-----------------
CARL C. ICAHN


       [Signature Page of Amendment #7 to Schedule 13D - Blockbuster Inc.]